EXHIBIT 99.1

[GRAPHIC OMITED]  AIR METHODS
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                                              The #1 Airborne Healthcare Company


                       AIR METHODS REPORTS 1Q2004 RESULTS
  Diluted Earnings Per Share of $0.74 Includes Cumulative Effect of $0.79 for
                         Change in Accounting Principle
Results before Effect of Change in Accounting Principle In Line with Previously
                             Announced Expectations

DENVER, CO., May 12, 2004 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the quarter ended March 31, 2004. Revenue increased 14% to $61.6 million from $54.0 million in the year-ago period. The Company reported net income of $8.1 million or $0.74 per basic and diluted share as compared with prior year period net loss of $0.5 million or $(0.05) per basic and diluted share. The current quarter results include an increase to net income of $8.6 million or $0.79 per basic and diluted share from the cumulative effect of a change in accounting principle, net of tax effect. Loss before cumulative effect of change was $0.5 million or $(0.05) per basic and diluted share, in line with expectations announced in April.

The cumulative effect stated above relates to the Company's decision to change its method of accounting for major engine and airframe component overhaul costs from the accrual method to the direct expense method, effective January 1, 2004. Under the direct expense method, maintenance costs are recognized as expense as maintenance services are performed. The Company believes the new method is preferable in the circumstances because the maintenance liability is not recorded until there is an obligating event and because this method is the predominant method used in the transportation industry. The new method also eliminates significant estimates and judgments inherent in the accrual method. Pro forma results, assuming the change in accounting principle had been applied retroactively, would reflect net income of $0.8 million and basic and diluted income per share of $0.08 for the quarter ended March 31, 2003.

Trent Carman, Chief Financial Officer, stated, "As previously disclosed, our first quarter results were adversely affected by a decrease in net revenue after bad debt expense per community-based transport as compared with the prior year first quarter. This decrease was offset, in part, by a 16% increase in patients transported from community bases which were in operation for over one year as compared with the prior year period. While net revenue after bad debt expense per community-based transport was down 8.8% compared with the prior year first quarter, the decrease, as compared with the fourth quarter of 2003, was 3.0%."

Compared to the year-ago quarter, community-based operations revenue increased 24% to $39.0 million, while current period divisional net loss of $228,000 compares  with  divisional  net  income  of  $523,000  in the prior year period.
Hospital-based operations revenue decreased 2.2% to $20.6 million, while divisional net income decreased 86% to $135,000 from $939,000. The decrease in revenue is attributed to two hospital contracts that did not renew at expiration in late 2003 and early 2004 and to a hospital customer that converted to the Air Methods' community-based model in late 2003. The decrease in hospital-based divisional earnings was primarily attributed to higher than anticipated maintenance expense of $659,000. External revenue for the Products Division increased 52% from $1.3 million to $2.0 million in the current year quarter, while divisional net income from external projects increased from $112,000 to $1,255,000. Increases in both external revenue and net income for the division were attributed to a three-fold increase in backlog beginning in 2004 as compared with 2003, and to increased margins due to changes in product line mix during the quarter.


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Aaron  Todd, CEO, noted, "While we are obviously disappointed that reimbursement continued to show weakness during our first quarter, we are pleased that this weakness has been offset by higher flight volumes and strength within our Products Division. Flight volume has continued to be robust through the date of this release. In addition, reimbursement rates began to decline during the second quarter of 2003; accordingly, the quarterly comparisons should improve on a relative basis throughout the remainder of 2004 if reimbursement rates stabilize. As a result, we continue to believe that our objective to grow basic earnings per share by 20% is still achievable. This expectation, however, is subject to the continuation of growth in flight volume and stabilized reimbursement rates at current levels."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 7116623, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services and technology.  The Air Medical
Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 180 helicopters and fixed wing aircraft.



                                [GRAPHIC OMITED]
                                      AIRM
                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of RMH operations and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
Markets Group, Inc. at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

                        --FINANCIAL STATEMENTS ATTACHED -


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
                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)


                                              March 31,   December 31,
                                              ----------  ------------
                                                 2004         2003
                                              ----------  ------------

ASSETS
------

Current assets:
Cash and cash equivalents                     $    1,536         5,574
Trade receivables, net                            67,543        59,566
Other current assets                              17,516        17,204
                                              ----------  ------------

Total current assets                              86,595        82,344

Net equipment and leasehold improvements          95,717       113,077
Other assets, net                                 18,350        18,586
                                              ----------  ------------

Total assets                                  $  200,662       214,007
                                              ==========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $    8,871         8,996
Accounts payable, accrued expenses and other      24,368        29,666
                                              ----------  ------------

Total current liabilities                         33,239        38,662

Long-term indebtedness                            83,913        76,931
Other non-current liabilities                     14,725        37,726
                                              ----------  ------------

Total liabilities                                131,877       153,319

Total stockholders' equity                        68,785        60,688
                                              ----------  ------------

Total liabilities and stockholders' equity    $  200,662       214,007
                                              ==========  ============


                    AIR METHODS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except share and per share amounts)

                                                                          Quarter Ended
                                                                             March 31,
                                                                     ------------------------
                                                                         2004         2003
Revenue:
Flight operations                                                    $    59,577      52,376
Product operations                                                         2,057       1,578
                                                                     ------------  ----------
Total revenue                                                             61,634      53,954
                                                                     ------------  ----------

Expenses:
Operating expenses                                                        51,726      45,660
General and administrative                                                 6,322       4,704
Depreciation and amortization                                              2,677       2,748
                                                                     ------------  ----------
                                                                          60,725      53,112
                                                                     ------------  ----------

Operating income                                                             909         842

Interest expense                                                          (2,087)     (2,006)
Other, net                                                                   286         318
                                                                     ------------  ----------

Loss before income taxes                                                    (892)       (846)

Income tax benefit                                                           348         330
                                                                     ------------  ----------

Loss before cumulative effect of change in accounting principle             (544)       (516)

Cumulative effect of change in accounting principle, net                   8,595           -
                                                                     ------------  ----------

Net income (loss)                                                    $     8,051        (516)
                                                                     ============  ==========

Income (loss) per common share - basic and diluted:
   Loss before cumulative effect of change in accounting principle   $     (0.05)      (0.05)
   Cumulative effect of change in accounting principle, net                 0.79           -
                                                                     ------------  ----------
   Net income (loss)                                                 $      0.74       (0.05)
                                                                     ============  ==========

Weighted average common shares outstanding:
   Basic                                                              10,832,455   9,521,884
   Diluted                                                            11,258,883   9,864,211


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